As filed with the Securities and Exchange Commission on February 11, 2011
     Registration No. 333-55058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QLOGIC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0537669 (I.R.S. Employer Identification No.)
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
(Address, Including Zip Code, of Principal Executive Offices)

QLogic Stock Awards Plan
(Full Titles of the Plans)

Michael L. Hawkins
Vice President, General Counsel and Secretary
QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
(949) 389-6000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
Gary J. Singer, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, CA 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     QLogic Corporation (the “Company”) registered 108,014 additional shares of its common stock, par value $0.001 per share (“Common Stock”) for issuance upon the exercise of options granted under the Little Mountain Group, Inc. 1999 Stock Option Plan (the “LMG Plan”), all of which options were converted into the options of the Company under its Stock Awards Plan (the “QLogic Plan”) in connection with the merger of LMGI Acquisition Corp., a wholly-owned subsidiary of the Company, with and into QLogic Roseville, Inc. (formerly Little Mountain Group, Inc.) on January 22, 2001, pursuant to a Registration Statement on Form S-8 (Registration No. 333-55058) filed with the Securities and Exchange Commission on February 6, 2001 (the “Registration Statement”). All outstanding options under the LMG Plan have been exercised or have expired. Pursuant to this Post-Effective Amendment to the Registration Statement, the Company hereby removes from registration any and all remaining unissued shares of Common Stock registered for issuance under the QLogic Plan pursuant to the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on February 10, 2011.

QLOGIC CORPORATION
By:	/s/ Douglas D. Naylor
Douglas D. Naylor
Vice President of Finance and Interim Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Douglas D. Naylor and Michael L. Hawkins, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Post-Effective Amendment to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon Biddiscombe Simon Biddiscombe	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2011

/s/ Douglas D. Naylor Douglas D. Naylor	Vice President of Finance and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2011

/s/ H.K. Desai H.K. Desai	Executive Chairman and Chairman of the Board	February 10, 2011

/s/ Joel S. Birnbaum Joel S. Birnbaum	Director	February 10, 2011

/s/ James R. Fiebiger James R. Fiebiger	Director	February 10, 2011

/s/ Balakrishnan S. Iyer Balakrishnan S. Iyer	Director	February 10, 2011

/s/ Kathryn B. Lewis Kathryn B. Lewis	Director	February 10, 2011

/s/ D. Scott Mercer D. Scott Mercer	Director	February 10, 2011

/s/ George D. Wells George D. Wells	Director	February 10, 2011

/s/ William M. Zeitler William M. Zeitler	Director	February 10, 2011